Exhibit 99.1

Tactile Medical Announces New Appointments to Board of Directors

Appoints Valerie Asbury and Brent Shafer

MINNEAPOLIS—January 5, 2022 (GLOBE NEWSWIRE) — Tactile Systems Technology, Inc. (“Tactile Medical”) (Nasdaq: TCMD), a medical technology company focused on developing medical devices for the treatment of patients with underserved chronic diseases at home, today announced the appointment of Valerie L. Asbury and D. Brent Shafer to the Company’s Board of Directors (“Board”), effective January 5, 2022. Ms. Asbury will serve as a member of both the Audit Committee and the Compliance & Reimbursement Committee. Mr. Shafer will serve as a member of the Audit Committee, the Compensation & Organization Committee, and the Nominating & Corporate Governance Committee. Three long-standing directors will be retiring from the Board ahead of the May shareholder meeting: Peter Soderberg, Richard Nigon and Kevin Roche.

“We are extremely pleased to welcome Valerie and Brent to our Board; both experienced leaders, adding depth of expertise in the treatment of chronically ill patients and channels to access and support them,” said Bill Burke, Chairman of the Board of Tactile Medical. “I would also like to extend my sincere gratitude to Peter, Dick and Kevin for their dedicated years of service. Their counsel and oversight played an important role in helping Tactile Medical become a successful company, eclipsing $200 million in annual revenue.”

Since 2018, Valerie Asbury has served as the President and CEO of LifeScan, a global leader in blood glucose monitoring, serving more than 20 million people with diabetes. Ms. Asbury previously held a series of leadership roles within Johnson & Johnson (NYSE: JNJ) for over 20 years from 1998 to 2018, including executive sales and general management positions. Her most recent position at Johnson & Johnson was Global President of Diabetes Solutions from 2013 to 2018, including the Global LifeScan subsidiary until its sale in October 2018 to Platinum Equity, a leading private investment firm. She holds a Bachelor of Science in Nursing from Vanderbilt University.

Brent Shafer most recently served as Chairman and CEO of Cerner Corporation from 2018 until September 2021, a global healthcare technology company that was acquired by Oracle Corporation (NYSE: ORCL) in December 2021. Prior to Cerner, Mr. Shafer was Chief Executive Officer of Philips North America, a health technology company and the North American division of Koninklijke Philips N.V. (“Philips”; NYSE: PHG, AEX: PHIA), from 2014 to 2018. Mr. Shafer also served as Chief Executive Officer of the global Philips' Home Healthcare Solutions business from 2010 until 2014. Mr. Shafer previously held a series of leadership roles at Philips, Hill Rom and GE Healthcare. He holds a Bachelor of Science from the University of Utah.

About Tactile Medical

Tactile Medical is a leader in developing and marketing at-home therapies for people suffering from underserved, chronic conditions including lymphedema, lipedema, chronic venous insufficiency and chronic pulmonary disease by helping them live better and care for themselves at home. The company collaborates with clinicians to expand clinical evidence, raise awareness, increase access to care, reduce overall healthcare costs and improve the quality of life for tens of thousands of patients each year.

Investor Inquiries:

Mike Piccinino, CFA

Managing Director

ICR Westwicke

investorrelations@tactilemedical.com